Exhibit (b)(1)

WELLS FARGO BANK,

NATIONAL ASSOCIATION

One Boston Place, 19th Fl.

Boston, MA 02108

CONFIDENTIAL

September 14, 2018

Egg Merger Sub Inc.

Egg Parent Inc.

500 Staples Drive,

Framingham, MA 01702

Project Echo

$1,100 million Senior Secured ABL Facility

$75 million Senior Secured First-In-Last-Out Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo”, and together with any other lending institution that becomes party hereto in accordance with the terms hereof, “we” and “us” or the “Commitment Parties”) that Egg Merger Sub Inc., a newly created corporation organized under the laws of Delaware (“Merger Sub”), formed at the direction of the Ultimate Parent (as defined on Exhibit A hereto), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, Wells Fargo is pleased to commit to provide the percentage and amount of each Facility specified opposite its name on Schedule 1 hereto, subject only, and limited to, in each case, as applicable, to the satisfaction of the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit B hereto. Each Commitment Party with a specified percentage of any Facility shall, in the capacity of a lender under such Facility, be an “Initial Lender” relative only to such Facility. Each reference herein to the “Initial Lender” shall be deemed a reference to the Initial Lender of each Facility relative only to such Facility. References herein to “Lenders” shall, as the context requires, be deemed a reference to the lenders under all the Facilities or a specific Facility. References to the Facilities or any Facility relative to any Lead Arranger (as defined below) shall be deemed a reference to the Facilities of which the applicable Lead Arranger is Lead Arranger. References herein to “Administrative Agent” shall be deemed a reference to the administrative agent of the applicable Facility or Facilities. References herein to “Borrower” shall, as the context requires, be deemed a reference to all the borrowers under all the Facilities or a specific Facility. Reference herein to “Guarantors” shall, as the context requires, be deemed a reference to all the guarantors under the Facilities or a specific Facility.

2. Titles and Roles.

It is agreed that each Commitment Party shall act relative to each Facility in the capacity or capacities, if any, indicated opposite its name on Schedule 1 hereto. It is further agreed that Wells Fargo will act as “lead left” with respect to any Facility shall have “left lead” designation and “top left” placement on all Informational Materials (defined below) and all other offering or marketing materials in respect of such Facility and shall hold all leading roles and responsibilities customarily associated with such “top left” placement. The term “Lead Arrangers” shall mean and include, with respect to each Facility, Wells Fargo and each other Commitment Party identified on Schedule 1 as a Lead Arranger with respect to such Facility. References herein to “we”, “us” or “our” shall, where the context so indicates, be read as meaning, relative to any Facility, only those Commitment Parties identified on Schedule 1 as Initial Lenders or Lead Arrangers of the applicable Facility.

Except as set forth below, you agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree; provided that you may, on or prior to the date which is 15 Business Days (as defined in the Merger Agreement) after the date of your acceptance of this Commitment Letter (the “Signing Date”), appoint up to three additional joint lead arrangers and/or joint bookrunners in the aggregate (the “Additional Arrangers”) for the ABL Facility and the FILO Facility and award such Additional Arrangers additional agent, co-agent, manager or co-manager titles (the “Additional Agents” and, together with the Additional Arrangers, the “Additional Commitment Parties”) in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Commitment Parties or confer other titles in respect of any Facility, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Initial Lenders in respect of the applicable Facility, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed Additional Commitment Parties (or their relevant affiliates) in respect of such Facility, with such reduction allocated to reduce the commitments of the Initial Lenders in respect of such Facility at such time on a pro rata basis according to the respective amounts of their commitments, upon the execution by such Additional Commitment Party (and any relevant affiliate) of customary joinder documentation and, thereafter, each such Additional Commitment Party (and any relevant affiliate) shall constitute a “Commitment Party” and “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided, further, that, in connection with the appointment of any Additional Commitment Party for a Facility in accordance with the immediately preceding proviso, the aggregate economics payable to all such Additional Commitment Parties (or any relevant affiliates thereof) in respect of the ABL Facility shall not exceed (1) 40% of the total economics with respect to the ABL Facility or (2) with respect to the FILO Facility, 40% of the total economics with respect to the FILO Facility, in each case, which would otherwise be payable to the Commitment Parties in respect of the applicable Facility pursuant to the Fee Letter (exclusive of any fees payable to the Administrative Agents in their capacities as such) (it being understood that no Additional Commitment Party shall have economics equal to or greater than the economics allocated to Wells Fargo with respect to each Facility) and (x) each Additional Commitment Party (or its relevant affiliates) shall provide commitments ratably across both Facilities in a manner consistent with those provided by the Initial Lenders, (y) the aggregate economics payable to such Additional Commitment Party (or any relevant affiliate thereof) in respect of the Facilities shall be proportionate to the commitment of such Additional Commitment Party (or any relevant affiliate thereof) in respect of such Facilities and (z) no Additional Commitment Party shall be entitled to a greater percentage of the total economics than any Initial Lender.

3. Syndication.

The Lead Arranger for each Facility reserves the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for such Facility hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the applicable Initial Lenders, the “Lenders”) identified by such Lead Arranger in consultation with you and reasonably acceptable to such Lead Arranger and you (your consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, each Lead Arranger will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you or Sycamore Partners Management, L.P. and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”) to us on or prior to the Signing Date and (ii) those other persons that constitute a Disqualified Institution (as defined in the ABL Facility Precedent Documentation).

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 of this Commitment Letter), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Merger and the date of the initial funding under the Facilities (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) except as set forth in Section 2 in respect of assignments to Additional Commitment Parties, no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the funding of the Facilities on the Closing Date and the consummation of the Transactions thereon and (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability or funding of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly upon your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to their respective Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the date that is 60 days following the Closing Date (the “Syndication Date”), you agree actively to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, such contact between senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at locations and times mutually agreed upon,

(c) your and the Sponsor’s assistance (including, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary offering and marketing materials to be used in connection with the syndication (it being understood and agreed that you shall use your commercially reasonable efforts to provide the applicable Lead Arrangers with a period of, on or prior to the Closing Date, fifteen consecutive Business Days (as defined in the Merger Agreement) following receipt of the Information Memoranda (as defined below) in a form customarily delivered in connection with senior secured bank financings, asset based loan financings and senior unsecured bridge financings of this type to syndicate the Facilities), (d) [reserved], (e) the hosting, with the applicable Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at reasonable times and locations to be mutually agreed upon (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, to cause the officers of the Company to be available for such meetings), (f) your ensuring (and with respect to the Company, your using commercially reasonable efforts to ensure) at any time prior to the Syndication Date, there shall be no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Holdings, you, the Company or any of your or its subsidiaries being offered, placed or arranged (other than the Facilities) without the consent of the applicable Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities (it being understood and agreed that the Company’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money, equipment financings and any other debt expressly permitted to be incurred by the Company and its subsidiaries under the Merger Agreement, in each case, will not be deemed to materially impair the primary syndication of the Facilities) and (g) to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement, using commercially reasonable efforts to (x) ensure that the Administrative Agent in respect of the ABL Facility and its designees shall have sufficient access to the Company and its domestic subsidiaries to complete a field examination, inventory appraisal, real estate appraisals and furniture, fixture and equipment appraisals as promptly as practicable after the date hereof and (y) deliver a Borrowing Base Certificate (as defined in Exhibit B), or if you are unable to prepare and deliver a Borrowing Base Certificate, deliver a certificate evidencing the Closing Date Borrowing Base (under clause (I) thereof) and the Closing Date FILO Borrowing Base (under clause (I) thereof) (each as defined in Exhibit B) and giving effect to the initial borrowing under the Facilities on the Closing Date, and which certificate will be in a form as agreed between the Borrower and the Administrative Agent (it being understood that the failure to deliver such certificate shall result in a Closing Date Borrowing Base under clause (I) thereof and a Closing Date FILO Borrowing Base under clause (I) thereof). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including compliance with any of the provisions set forth in clauses (a) through (g) above) shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

Each Lead Arranger, in its capacity as such under each of the Facilities, will manage, in consultation with you, all aspects of any syndication of the applicable Facility, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to (i) your consent rights set forth in the third preceding paragraph and excluding Disqualified Lenders and (ii) your rights to appoint Additional Commitment Parties as set forth under Section 2 of this Commitment Letter), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, to cause the Company to provide) to the Lead Arrangers all customary information with respect to you, Holdings, the Company and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information required to be provided in accordance with paragraphs 10 and 11 of Exhibit C hereto and customary financial estimates, forecasts and other projections (such projections, the “Projections”) and such other customary information, as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to (i) communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege and/or (ii) seek to obtain any necessary waivers in order to disclose such information (other than to the extent limited by attorney-client privilege); provided further that none of the foregoing shall be construed to limit any of the Borrower’s representations and warranties or any of the conditions, in any such case, set forth in this Commitment Letter or the ABL Facility Documentation (as defined in Exhibit B). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 10 and 11 of Exhibit C and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the Facilities (collectively, the “Information Memoranda”) (such Information, Projections, other customary offering and marketing material and the Information Memoranda, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to you, Holdings, the Borrower and your or their respective subsidiaries, the Company and its subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Merger Agreement as in effect on the date hereof, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information that is Public Sider Information with respect to you, Holdings, the Company or any of your and their respective subsidiaries or securities for the purposes of United States, federal or state securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than as set forth in the following paragraph of this Section 3 below), contain a customary “10b-5” representation and exculpates you, Holdings, the Sponsor, the Ultimate Parent

(if applicable), the Company and your and their respective affiliates with respect to any liability related to the misuse, and exculpates us and our affiliates with respect to any liability related to the use or misuse, of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Sider Information, you shall not be obligated to mark such information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the ABL Facility Documentation and (d) publicly filed financial statements of you, Holdings, the Company or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.

4. Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) (a) all material written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by, or at the request of, you or any of your representatives on your behalf (including the Sponsor, the Ultimate Parent or any Permitted Holders (as defined in the ABL Facility Precedent Documentation)) in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries, to your knowledge) such representations and warranties are correct in all material respects under those circumstances. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof.

5. Fees.

As consideration for (i) the commitments of the Initial Lenders for each applicable Facility hereunder and (ii) for the agreements of each Lead Arranger of an applicable Facility and such Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and the Fee Letter dated the date hereof and delivered herewith between you and the applicable Commitment Parties with respect to each Facility (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

6. Conditions.

The commitments of each Initial Lender hereunder to fund the Facilities on the Closing Date and the agreements of each Lead Arranger to perform the services described herein are subject solely to the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B (limited on the Closing Date as indicated therein and upon satisfaction or waiver by the applicable Initial Lenders and the applicable Lead Arrangers); it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the ABL Facility Documentation other than those that are expressly stated in Exhibit B to be conditions to the funding of the Facilities on the Closing Date (and upon the satisfaction or waiver of such conditions, the funding of the Facilities on the Closing Date shall occur).

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the ABL Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of any Facility on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement or the failure of a Specified Merger Agreement Representation results in a failure of a condition precedent to your obligations to consummate the Merger in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (B) (x) with respect to the Facilities, the Specified Representations (as defined below) made in the ABL Facility Documentation and (ii) the terms of the ABL Facility Documentation shall be in a form such that they do not impair the availability or funding of the ABL Facility on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B (limited on the Closing Date as indicated herein and therein) are satisfied (or waived by the Initial Lenders) (it being understood that, to the extent any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Borrower and each of its direct wholly owned material U.S. restricted subsidiaries (to the extent required by Exhibit B) and (2) other assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (provided that, to the extent you have used commercially reasonable efforts to procure delivery thereof prior to the Closing Date, certificated equity interests of the subsidiaries of the Borrower will only be required to be delivered and/or perfected on the Closing Date pursuant to the terms set forth above if such certificated equity interests are received from the Company) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of such Facility on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed (but, in any event, not earlier than 90 days after the Closing Date or such longer period as may be agreed by the Administrative Agent and the Borrower, in each case, the Borrower acting reasonably)). For purposes hereof, “Specified Representations” means the representations and warranties of or made by Holdings, the Borrower and each other Guarantor (as defined in Exhibit B hereto) (after giving effect to the Merger) to be set forth in the ABL Facility Documentation, as applicable, relating to organizational status of each Holdings, the Borrower and the other Guarantors (after giving effect to the Merger); power and authority, due authorization, execution and delivery and enforceability, in each case related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the ABL Facility Documentation; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Facilities, do not conflict with the organizational documents of the Borrower or each other Guarantor; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 8 of Exhibit C hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; the making of the Loans and the use of proceeds of the Loans not violating the OFAC or the FCPA; and subject to the parenthetical in the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

7. Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject, in the case of any such Losses and related expenses, to the extent arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, (a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket expenses and reasonable legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, solely in the case of an actual or reasonably perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnified Person, or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Commitment Letter of such Indemnified Person or any of such Indemnified Person’s affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Commitment Letter or in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, expenses of each Commitment Party’s due diligence investigation, expenses for field examinations and appraisals, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheet and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the ABL Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”; provided that only one inventory appraisal, one field exam and one real estate appraisal, property condition report and environmental site assessment with respect to each property subject to a mortgage, shall be included within the definition of Expenses). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the ABL Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of us, you (or any of your affiliates), the Sponsor (or any of their respective affiliates, the Ultimate Parent, any Permitted Holders (as defined in the ABL Facility Precedent Documentation)), the Company (or any of its subsidiaries) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including each Facility and the use of proceeds thereunder), or with respect to any activities related to any Facility, including the preparation of this Commitment Letter, the Fee Letter and the ABL Facility Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with the applicable Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. If the Indemnifying Party has reimbursed any Indemnified Person for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination by a court of competent jurisdiction that the Indemnified Person was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 7, then the Indemnified Person shall promptly refund such amount.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

8. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates and subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the Company and your and its respective affiliates and subsidiaries by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Company and your and its respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties and their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as agents, advisors or fiduciaries of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

9. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the Permitted Holders (as defined in the ABL Facility Precedent Documentation), and to your and any of the Permitted Holders’ (as defined in the ABL Facility Precedent Documentation) officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, controlling persons or advisors, on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and its contents including the Term Sheet and other exhibits and attachments hereto (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions, (iii) you may disclose the Term Sheet and the other exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, (v) if the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably agreed by us, you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, controlling persons and advisors, on a confidential and need-to-know basis and (vi) following the Signing Date, you may disclose this Commitment Letter and the Fee Letter and the contents of each thereof (including the Term Sheet and other exhibits and attachments hereto) to any potential Additional Commitment Party to the extent in contemplation of appointing such person pursuant to the provisions of the proviso set forth in Section 2 of this Commitment Letter and to any such person’s affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants and other advisors, on a confidential and need-to-know basis. The confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company, the Sponsor or any of your or their respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date hereof, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Commitment Letter, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph)), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of their subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that the Facilities are funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the ABL Facility Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the date hereof.

10. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment (i) subject to the limitations set forth in paragraph 3 above, by an Initial Lender to any Lender, (ii) occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Merger, to the Company or (iii) by you to the Company, any U.S. organized subsidiary of the Company, or another newly-formed U.S. organized entity, in each case, prior to or on the Closing Date or otherwise shortly thereafter (provided that in the case of an assignment to the Company or any U.S. organized subsidiary of the Company, such assignment shall only be permitted on (and subject to the occurrence of) the Closing Date), so long as such entity is, or will be, controlled by the Ultimate Parent, the Sponsor or the Permitted Holders (as defined in the ABL Facility Precedent Documentation) after giving effect to the Transactions and shall (directly or indirectly through a wholly-owned subsidiary) own the Company or be the successor to the Company and agrees to be bound by the terms hereof and the Fee Letter) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. Except as set forth in Section 2 hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Merger Agreement or such inaccuracy results in a failure of a condition precedent to your obligations in the Merger Agreement to consummate the Merger, (c) the determination of whether a Change in the Company Board Recommendation (as defined in the Merger Agreement) has occurred and (d) the determination of whether (x) the Offer Closing (as defined in the Merger Agreement), (y) the occurrence of the Merger Effective Time (as defined in the Merger Agreement) or (z) the Merger has been consummated, in each case, in accordance with the terms of the Merger Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Any Lead Arranger may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, subject to without limitation the satisfaction (or waiver by each party hereto) of the conditions precedents set forth herein and an agreement of each party to negotiate in good faith the ABL Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject only to conditions precedent as expressly provided herein, and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether the ABL Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Commitment Letter and the penultimate sentence of Section 4 of this Commitment Letter, and other than your obligations with respect to the confidentiality of this Commitment Letter, the Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the ABL Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers, executed counterparts hereof and to each Commitment Party counterparts of the Fee Letter not later than 11:59 p.m., New York City time, on September 28, 2018. The offer of each Initial Lender and each Lead Arranger to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Commitment Letter and the Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) after execution of the Merger Agreement and prior to the consummation of the Merger, the termination of the Merger Agreement by you (or your affiliates) or with your (or your affiliates’) written consent in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Merger, (ii) the consummation of the Merger without the funding of the Facilities, (iii) following the execution and delivery of the Merger Agreement, a Change in the Company Board Recommendation (as defined in the Merger Agreement) shall have occurred, and (iv) 11:59 p.m., New York City time, on the earlier to occur of (x) the fifth Business Day (as defined in the Merger Agreement) following the Termination Date and (y) the date that is 180 days following the date of this Commitment Letter. Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Cory Loftus
Name: Cory Loftus
Title: Managing Director

Accepted and agreed to as of the date first above written:

EGG MERGER SUB INC.

By: /s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: President

EGG PARENT INC.

By: /s/ Stefan Kaluzny
Name: Stefan Kaluzny
Title: President

EXHIBIT A

Project Echo

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Egg Merger Sub, Inc., a newly created corporation organized under the laws of Delaware (“Merger Sub”), formed at the direction of Staples, Inc. (together with any direct or indirect parent company thereof, the “Ultimate Parent”), intends to merge, with and into a corporation previously identified to you as “Echo” (the “Company”). Merger Sub intends to consummate the Merger pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among Staples, Inc., Merger Sub, Egg Parent Inc., a corporation organized under the laws of Delaware (“Parent”) and the Company, pursuant to which (1) Merger Sub has agreed to consummate and, Parent has agreed to cause Merger Sub to commence, the Offer (as defined in the Merger Agreement) to purchase any and all Company Common Stock (as defined in the Merger Agreement) on the terms and conditions set forth in the Merger Agreement and (2) following the consummation of the Offer, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving entity of the Merger, on the terms and conditions set forth in the Merger Agreement and (ii) except with respect to certain equity holders, if any, who may be given the opportunity to rollover capital stock and/or other capital stock derivatives of the Company into a direct or indirect parent company of Merger Sub (in such capacity, the “Rollover Investors”), the equity holders of the Company will receive cash in exchange for their capital stock and/or equity awards or other capital stock derivatives in the Company, including such capital stock, equity awards or other capital stock derivatives purchased in the Offer (collectively, the “Merger Consideration”).

In connection with the foregoing, it is intended that:

a)

The Ultimate Parent (together with any affiliate thereof) will establish (i) one or more other newly formed corporations, limited liability companies and/or partnerships (“Parent Holdco(s)”), (ii) Parent (also referred to herein as, “Holdings”) and (iii) Merger Sub as a wholly-owned direct subsidiary of Holdings (“Merger Sub” or “you”).

b)

The Ultimate Parent, the Permitted Holders (as defined in the ABL Facility Precedent Documentation) and/or certain other investors (including the Rollover Investors and certain members of management of the Company and its subsidiaries), if any, arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will, directly or indirectly make cash equity contributions, preferred equity contributions, or intercompany loans from Ultimate Parent (or an affiliate thereof) so long as unsecured and subordinated to the ABL Facility or third party subordinated debt) to the Borrower (or a direct or indirect parent company thereof and in the case of any contribution to a direct or indirect parent company of the Borrower, the net proceeds will be further contributed, directly or indirectly, as cash common equity to the Borrower) (the foregoing, collectively, the “Equity Contribution”), in an aggregate amount equal to, when combined with the fair market value of any capital stock and/or other equity interests of any of the Rollover Investors rolled over or invested in connection with the Transactions (as defined below) (the “Rollover Investments”), if any, of at least 20.0% of the sum of (1) the aggregate gross proceeds of the Facilities borrowed on the Closing Date (excluding the

A-1

aggregate gross proceeds of any ABL Loans and/or FILO Loans, as applicable, to fund original issue discount and/or upfront fees in connection with the exercise of the “Market Flex Provisions” under the Fee Letter (including by any increase in the aggregate principal amount of the ABL Facility (as defined below) and the FILO Facility (as defined below) or any borrowings to fund working capital) and (2) the Equity Contribution on the Closing Date after giving effect to all of the Transactions.

c)

The Borrower will obtain a $1,100 million aggregate principal amount asset based lending facility (the “ABL Facility”) and a $75 million aggregate principal amount asset based term loan facility (the “FILO Facility”, and together with the ABL Facility, collectively, the “Facilities”), in each case described in Exhibit B to the Commitment Letter.

d)

(i) The principal, accrued and unpaid interest, fees and other amounts, (other than contingent obligations that by their terms survive termination) under the Credit Agreement dated as of February 22, 2017, (as amended from time to time, the “Existing Credit Facility”)by and among JPMorgan Chase Bank, N.A., as administrative agent and the Company and the other parties party thereto, outstanding on the Closing Date, will be repaid in full in connection with the other Transactions and all commitments to extend credit under the Existing Credit Facility will be terminated and guarantees in connection therewith shall be terminated and/or released and all letters of credit terminated (other than those grandfathered into, backstopped by or cash collateralized under the ABL Facility) and (ii) the Company’s existing 3.75% Secured Senior Notes due 2021 (“Existing 2021 Notes”) shall either, at the option of the Ultimate Parent, be called for redemption or repurchased pursuant to a tender offer conditioned on the occurrence of the Merger or otherwise at the time of the Merger. The repayment of the Existing Credit Facility and the Existing 2021 Notes shall be referred to herein as the “Refinancing.”

The proceeds of the Facilities borrowed on the Closing Date and cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) as described above to pay the Merger Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”), and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Merger Funds”). The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Echo

$1,100 million ABL Facility

$75 million FILO Facility

Summary of Principal Terms and Conditions1

Borrower:	Initially, Merger Sub, and after the occurrence of the Closing Date and the Merger thereon, the Company (in each case, the “Borrower”); provided that the Borrower may, on or after the Closing Date, in its sole discretion, designate one or more of its direct or indirect wholly-owned subsidiaries organized in any jurisdiction within the United States of America as co-borrowers.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Wells Fargo Bank, National Association (“Wells Fargo”) will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) under each of the Facilities for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Borrower (the Borrower’s consent not to be unreasonably withheld or delayed), excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Arranger and Bookrunner:	Wells Fargo will act as a joint arranger and bookrunner (together with any additional arranger or bookrunner appointed pursuant to Section 2 of the Commitment Letter, each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), in each case for each of the Facilities, and each will perform the duties customarily associated with such roles.

Additional Agents:	The Borrower may designate additional financial institutions to act as syndication agent, documentation agent or co-documentation agent.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A and C thereto.

ABL Facility:	A five-year senior secured asset based revolving credit facility (the “ABL Facility”) in an aggregate principal amount of $1,100 million. Commitments under the ABL Facility are referred to as “ABL Commitments” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below are collectively referred to as “ABL Loans”. The Lenders thereunder are referred to as the “ABL Lenders”.

FILO Facility:	A five-year senior secured term loan credit facility in an aggregate principal amount of up to $75 million (the “FILO Facility”; the loans thereunder, the “FILO Loans”, the commitments thereunder, the “FILO Commitments”). The Lenders thereunder are referred to as the “FILO Lenders”, and, together with the ABL Lenders, the “Lenders”.

Incremental Facilities:	The ABL Facility Documentation will permit the Borrower to increase commitments under the ABL Facility in a manner to be agreed and consistent with the ABL Facility Documentation Considerations.

Swingline:

In connection with the ABL Facility, the Administrative Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility (the “Swingline Facility”) under which the Borrower may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described in this Exhibit B, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis.

The Swingline Facility shall be on terms and conditions (including with respect to defaulting lenders) consistent with ABL Facility Precedent Documentation and the ABL Facility Documentation Considerations.

Letters of Credit:

No less than an amount to be agreed of the ABL Facility will be available to the Borrower for the purpose of issuing letters of credit and the Administrative Agent agrees to be an Issuing Lender (as defined below) in a fronting capacity for at least an amount to be agreed of Letters of Credit. Letters of Credit will be issued by the Administrative Agent and other Lenders under the ABL Facility (reasonably acceptable to the Borrower and the Administrative Agent) who agree to issue Letters of Credit (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) twelve months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the third business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to twelve months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments).

Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with ABL Facility Precedent Documentation and the ABL Facility Documentation Considerations.

Purpose:	The letters of credit and proceeds of ABL Loans and FILO Loans may be used by the Borrower and its subsidiaries for working capital, to pay the Merger Funds, to fund any OID or upfront fees, and other general corporate purposes, including the purposes set forth in clauses (i)-(iv) of the “Availability” Section below, the financing of Permitted Acquisitions and other permitted investments and permitted dividends and any other use not prohibited by the ABL Facility Documentation.

Availability:

On the Closing Date, the ABL Facility will be made available in an aggregate amount not to exceed (x) $690 million (which amount shall include the amount of outstanding letters of credit grandfathered into the ABL Facility on the Closing Date), plus (y) such additional amounts up to an aggregate amount for clauses (x) and (y) of $765 million, such additional amounts to reflect eligible real estate Collateral included in the Borrowing Base for which all FIRREA diligence (including real estate appraisals, environmental reports and mortgages) are completed on or prior to the Closing Date, so long as after giving effect thereto, Excess Availability is not less than 22.5% of the Maximum ABL Borrowing Amount, plus (z) such additional amounts to reflect Collateral included in the Borrowing Base (provided that the Closing Date Borrowing Base is not in effect on the Closing Date) for which appraisals and field examinations are completed on or prior to the Closing Date, so long as after giving effect thereto, Excess Availability is not less than 25% of the Maximum ABL Borrowing Amount, (i) to finance the Offer (as defined in the Merger Agreement) and the Merger, (ii) to finance the Transaction Costs, (iii) in the case of Letters of Credit, to backstop or replace letters of credit of the Company and its subsidiaries, which are outstanding on the Closing Date (and if the issuer of such letters of credit becomes a Lender under the ABL Facility, such existing letters of credit may be deemed Letters of Credit outstanding under the ABL Facility) and (iv) for working capital and other ordinary course needs.

Otherwise, ABL Loans will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

The aggregate principal amount of the FILO Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the FILO Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	The interest rates under the ABL Facility and the FILO Facility will be payable on amounts outstanding thereunder as follows:

ABL Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 1.50% or ABR plus 0.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Maximum ABL Borrowing Amount.

FILO Facility: At the option of the Borrower, initially, Adjusted LIBOR plus 2.25% or ABR plus 1.25%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Maximum ABL Borrowing Amount.

The Borrower may elect interest periods/terms of one, two, three or six months (or, if available to all relevant Lenders, twelve months or a period of shorter than one month) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans calculated by reference to clause (i) of the definition of ABR).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

The definitions of ABR and Adjusted LIBOR shall be substantially consistent with those set forth in the ABL Facility Precedent Documentation, and otherwise consistent with the ABL Facility Documentation Considerations.

There shall be no Adjusted LIBOR or ABR floors for the ABL Facility; provided that in the event either Adjusted LIBOR or ABR is less than zero, Adjusted LIBOR or ABR will be deemed to be zero.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the ABL Facility will accrue for the account of ABL Lenders (other than Defaulting ABL Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s ABL Commitment. In addition, the Borrower shall pay to the relevant Issuing Lender, for its own account, customary issuance and administration fees to be agreed.

ABL Commitment Fees:	0.25% per annum on the undrawn portion of the ABL Commitments, payable to non-Defaulting ABL Lenders quarterly in arrears after the Closing Date and upon the termination of the ABL Commitments, calculated based on the number of days elapsed in a 360-day year.

Default Rate:	During the continuance of an event of default under the ABL Facility Documentation, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:

The ABL Facility will mature, and ABL Commitments will terminate, on the date that is five years after the Closing Date. The ABL Facility will have no amortization.

The FILO Facility will mature on the date that is five years after the Closing Date.

Commencing with the first full fiscal quarter ending after the first anniversary of the Closing Date, the FILO Facility shall be repaid during Year 2 and Year 3 of the FILO Facility in an amount per annum equal to the amount required to amortize the percentages set forth in the FILO Borrowing Base by 1.25% in Year 2 (i.e., from 7.5% to 6.25%) and by 1.25% in Year 3 (i.e., from 6.25% to 5.0%), which such amounts shall be payable in equal quarterly installments during each of Year 2 and Year 3 of the FILO Facility and paid on the last day of each such fiscal quarter. The balance of the FILO Facility shall be due and payable on the maturity date of the FILO Facility.

Amend and Extend:	The ABL Facility Documentation shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding ABL Loans and ABL Commitments or outstanding FILO Loans, as applicable (which may include, among other things, an increase in the interest rates payable with respect to such extended Loans, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) in respect of the ABL Facility or under any Incremental ABL Facility or Incremental Last-Out Facility or in respect of the FILO Facility, as applicable, upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Borrowing Base:

The ABL Facility borrowing base (the “Borrowing Base”) at any time shall equal the sum of:

(a)   90% of the face value of the Borrower’s and the Subsidiary Guarantors’ eligible receivables, plus

(b)   90% of the face value of the Borrower’s and the Subsidiary Guarantors’ eligible credit card receivable, plus

(c)   90% of the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ eligible inventory (other than in-transit inventory), plus

(d)   90% of the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ eligible in-transit inventory (capped at 20% of the Borrowing Base, to be shared with prongs (e) and (f) below); plus

(e)   75% of the fair market value of the Borrower’s and the Subsidiary Guarantors’ eligible real estate (capped at 20% of the Borrowing Base, to be shared with prong (d) above and prong (f) below); plus

(f)   85% of the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ eligible FF&E (capped at 20% of the Borrowing Base, to be shared with prongs (d) and (e) above); plus

(g)   100% of Eligible Borrowing Base Cash (as defined below), minus

(h)   the FILO Reserve, minus

(i) customary reserves (as described below).

Eligibility criteria for eligible inventory, eligible in-transit inventory, eligible accounts receivable shall be set forth in the ABL Facility Documentation in a manner consistent with the ABL Facility Documentation Considerations.

As used above, “FILO Reserve” means the amount, if any, by which the outstanding amount of FILO Loans exceed the FILO Borrowing Base as of any date of calculation.

FILO Borrowing Base:

The FILO Facility borrowing base (the “FILO Borrowing Base”) at any time shall equal the sum of:

(a)   7.5% of the face value of the Borrower’s and the Subsidiary Guarantors’ eligible accounts receivable; plus

(b)   7.5% of the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ eligible inventory (other than in-transit inventory); plus

(c)   7.5% of the net orderly liquidation value of the Borrower’s and the Subsidiary Guarantors’ eligible in-transit inventory (capped at a percentage of the Borrowing Base to be agreed).

The Borrowing Base and the FILO Borrowing Base will be computed by the Borrower monthly (or more frequently as the Borrower may elect; provided that if such election is exercised, it must be continued until the date that is 60 days after the date of such election), and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base and the FILO Borrowing Base will be delivered to the Administrative Agent promptly, but in no event later than the 20th calendar day following the end of each calendar month; provided, however, that (x) during the continuance of a Specified Event of Default (as defined below), or (y) if Excess Availability (as defined below) under the ABL Facility is less than the greater of (i) an amount to be agreed and (ii) a percentage of the lesser of (A) the aggregate commitments at such time and (B) the Borrowing Base (the lesser of (A) and (B), the “Maximum ABL Borrowing Amount”) to be agreed (calculated without giving effect to the FILO Reserve) for five consecutive business days, the Borrower will be required to compute the Borrowing Base and FILO Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis (no later than the third business day of each week) until the date on which, as applicable, in the case of clause (x), such Specified Event of Default is cured or waived or no longer continuing, or in the case of clause (y), Excess Availability under the ABL Facility has been at least the greater of (i) an amount to be agreed and (ii) a percentage of the Maximum ABL Borrowing Amount to be agreed (calculated without giving effect to the FILO Reserve for at least twenty consecutive calendar days. To the extent the Borrower delivers a certificate in respect of the

Closing Date Borrowing Base under clause (I) thereof and the Closing Date FILO Borrowing Base under clause (I) thereof on the Closing Date, all references in this paragraph that refer to the Borrowing Base or the FILO Borrowing Base, as applicable, prior to delivery of the first Borrowing Base Certificate, shall be deemed to refer to the Closing Date Borrowing Base under clause (I) thereof or the Closing Date FILO Borrowing Base under clause (I) thereof, as applicable.

“Specified Event of Default” shall be defined in a manner to be agreed and consistent with the ABL Facility Precedent Documentation.

Reserves:

The Administrative Agent will have the right to establish and modify reserves against the Borrowing Base and FILO Borrowing Base assets in its Permitted Discretion with prior written notice to the Borrower. For purposes of the foregoing, “Permitted Discretion” means the Administrative Agent’s reasonable credit judgment (from the perspective of an asset-based lender) in establishing reserves, exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of a receivable), the enforceability or priority of the Administrative Agent’s liens thereon, or the amount that the Administrative Agent, the Lenders or the Issuing Lenders could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by the Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; or (iii) creates an event of default. In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral. Any reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any field examination or appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent, in either case, prior to the Closing Date, shall not be the basis for any establishment of any reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date.

Notwithstanding anything to the contrary herein, (a) the amount of any such reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such reserve or such change, and (b) no reserves or changes already accounted for through eligibility criteria (including collection/advance rates) shall be imposed. Limitations and parameters around dilution reserves to be mutually agreed and set forth in the ABL Facility Documentation.

Closing Date Borrowing Base and Closing Date FILO Borrowing Base:	On the Closing Date, (x) the Borrowing Base shall be deemed to be the greater of (I) $875 million and (II) in the event that appraisals, field examinations, and with respect to eligible real estate, all FIRREA diligence (including real estate appraisals, environmental reports and mortgages) are completed on or prior to the Closing Date, the amount of the calculated Borrowing Base as of the Closing Date (the “Closing Date Borrowing Base”), and (y) the FILO Borrowing Base shall be deemed to be the greater of (I) $60 million and (II) in the event that an inventory appraisal and field examination is completed on or prior to the Closing Date, the amount of the calculated FILO Borrowing Base as of the Closing Date (the “Closing Date FILO Borrowing Base”). It is understood and agreed that in the event that the Closing Date FILO Borrowing Base is less than $75 million, the full amount of the FILO Facility (i.e., $75 million) may be borrowed on the Closing Date subject to the right on the part of the Administrative Agent to implement a FILO Reserve in connection therewith.

In the event that a field examination, appraisals and with respect to eligible real estate, all FIRREA diligence (including real estate appraisals, environmental reports and mortgages) are not completed and a borrowing base certificate is not delivered within the 90 day period following the Closing Date (or other date to which the Administrative Agent agrees (without any requirement for any Lender consent), each of the Borrowing Base and the FILO Borrowing Base shall be deemed to be $0 as of the 90th day following the Closing Date (or such other date to which the Administrative Agent agrees).

Guarantees:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, all obligations of the Borrower under (i) the ABL Facility (the “ABL Obligations”) and the FILO Facility (the “FILO Obligations” and together, with the ABL Obligations, the “Obligations”) and (ii) any interest rate protection or other swap or hedging arrangements (other than any obligation of any Guarantor (as defined below) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor (as defined below) of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) under the circumstances set forth in the ABL Facility Precedent Documentation (collectively, “Excluded Swap Obligations”)) and subject to certain exceptions consistent with the ABL Facility Precedent Documentation), and obligations under cash management arrangements, in each case entered into with a Lender, a Lead Arranger, the Administrative Agent or any affiliate of a Lender, a Lead Arranger or the Administrative Agent (“Hedging/Cash Management Arrangements”) (clauses (i) and (ii), collectively, the “Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized restricted subsidiary of the Borrower (the “Subsidiary Guarantors”) and by Holdings (Holdings, together with the Subsidiary Guarantors, the “Guarantors”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined by reference to individual revenues or assets excluded and the aggregate revenues or assets of the overall restricted group excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide an Guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts to obtain the same, which efforts may be requested by the Administrative Agent, or for which the provision of an Guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) (any such non-U.S. subsidiary, a “CFC”) (and any direct or indirect U.S. subsidiary of the Borrower that has no material assets (directly or through one or more disregarded entities) other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”), (e) captive insurance companies and (f) any restricted subsidiary acquired pursuant to a Permitted Acquisition (as defined below) or other similar investment which has (at the time of such acquisition of investment) been financed with secured indebtedness permitted to be incurred pursuant to the ABL Facility Documentation as assumed indebtedness (and not incurred in contemplation of such Permitted Acquisition or similar investment) and any restricted subsidiary thereof that guarantees such secured indebtedness, in each case to the extent, and so long as, such secured indebtedness prohibits such subsidiary from becoming a Guarantor.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, the Certain Funds Provisions, the Secured Obligations and the Guarantees will be secured by the Collateral, other than Excluded Assets, including, (a) a perfected first priority (subject to permitted liens) pledge of 100% of the equity interests of the Borrower and of each direct, wholly-owned restricted subsidiary of the Borrower and of each Subsidiary Guarantor (which pledge, in the case of capital stock of any non-U.S. organized subsidiary or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such non-U.S. organized subsidiary or FSHCO), and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property (in the case of material fee-owned real property, an agreed threshold of the Borrower and each Subsidiary Guarantor), including but not limited to, all accounts receivable, inventory, cash, deposit accounts, securities and commodity accounts (other than, with respect to deposit accounts, securities accounts and commodity accounts, to the extent constituting an Excluded Account (or proceeds maintained in such Excluded Account) or an account not otherwise subject to the provisions set forth below in respect of “Cash Management/Cash Dominion”), furniture, fixtures, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims, documents of title and records related to the foregoing, and all proceeds of any the foregoing, but excluding, in any event, the Excluded Assets (as defined below), the “Collateral”). The pledges of and security interests in and mortgages on the Collateral granted by the Borrower and each Guarantor shall secure the Secured Obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude (including from applicable security documents) the following: (i) (A) any fee-owned real property not included in the Borrowing Base with a fair market value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Certain Funds Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof) and (B) all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction), (iii) pledges and security interests prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any governmental authority), (iv) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any wholly owned restricted subsidiary of the Borrower), under the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement, equity interests in any person other than wholly-owned restricted subsidiaries, (v) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar applicable law notwithstanding such prohibition and (viii) in excess of 65% of the voting capital stock of (A) any subsidiary not organized under the laws of the U.S., any state thereof or the District of Columbia or (B) any FSHCO. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree, in writing, that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”).

In addition, (a) except as described under the first paragraph under the section entitled “Cash Management/Cash Dominion” below, control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and no perfection actions shall be required with respect to (i) motor vehicles and other assets subject to certificates of title, (ii) letter of credit rights, except to the extent constituting a support obligation for other Collateral as to which perfection is accomplished solely by the filing of a UCC financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement or equivalent), (iii) commercial tort claims with a value of less than an amount to be agreed and (iv) promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed, (b) share certificates of immaterial subsidiaries shall not be required to be delivered and (c) no actions in any non-U.S.

jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms substantially consistent with those set forth in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than certain other customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Facility Documentation, substantially consistent with the exceptions and baskets set forth in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations.

Cash Management and Cash Dominion:

The Borrower and the Guarantors shall obtain account control agreements on the primary domestic concentration accounts (included related lockboxes) (“DDAs”) and securities accounts containing material funds in an amount to be agreed where the proceeds of sales of inventory or any cash proceeds of accounts receivable and credit card receivables of the Borrower and the Subsidiary Guarantors are deposited (and in any event excluding accounts that are (i) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (ii) accounts (other than the Borrower’s primary operating/disbursement account) where solely proceeds of indebtedness, including the proceeds of the Loans are deposited, (iii) zero balance accounts, (iv) trust accounts and (v) other accounts with funds on deposit averaging less than an amount to be agreed for any single account or an amount to be agreed in the aggregate for all such accounts (collectively, “Excluded Accounts”) as soon as possible and in any event within 120 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree). If such arrangements are not obtained within 120 days after the Closing Date (or such later date as the Administrative Agent shall reasonably agree), the Borrower and the Guarantors shall be required within sixty days thereof (or such later date as the Administrative Agent may reasonably agree) to move their bank accounts to the Administrative Agent or another bank that will provide such control agreements.

During a Cash Dominion Period (as defined below), all amounts in controlled DDAs and securities accounts containing material funds in an amount to be agreed will be swept into a collection account (or accounts) maintained with the Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions, limitations and thresholds to be agreed.

“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of (x) a percentage of the Maximum ABL Borrowing Amount to be agreed (calculated without giving effect to the FILO Reserve) and (y) an amount to be agreed for five consecutive business days to the date Excess Availability shall have been at least the greater of (x) a percentage of the Maximum ABL Borrowing Amount to be agreed (calculated without giving effect to the FILO Reserve) and (y) an amount to be agreed for twenty consecutive calendar days or (b) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing.

“Excess Availability” shall mean, at any time, the difference of (a) the Maximum ABL Borrowing Amount at such time minus (b) the sum of (i) aggregate principal amount of all ABL Loans, loans under Incremental Last-Out Facilities and swingline loans then outstanding, (ii) the maximum aggregate stated amounts of all then-outstanding Letters of Credit and (iii) all amounts drawn but unreimbursed under Letters of Credit at such time, in each case under the ABL Facility.

“Eligible Borrowing Base Cash” shall be defined in a manner consistent with the ABL Facility Precedent Documentation.

Mandatory Prepayments:

If at any time, the aggregate principal amount of outstanding ABL Loans, unreimbursed letter of credit drawings and undrawn Letters of Credit under the ABL Facility exceeds the Maximum ABL Borrowing Amount, then the Borrower will within one business day repay outstanding ABL Loans and cash collateralize outstanding Letters of Credit in an aggregate amount equal to such excess, with no reduction of the ABL Commitments.

Following the occurrence and during the continuation of a Cash Dominion Period, all cash receipts maintained in the collection account in excess of an amount to be agreed (with other exceptions to be agreed in the ABL Facility Documentation) will be promptly applied by the Administrative Agent to repay outstanding ABL Loans and, if an event of default exists and the Required Lenders so direct, to cash collateralize outstanding Letters of Credit, and thereafter, to repay outstanding FILO Loans.

In the event that the outstanding amount of the FILO Facility exceeds the FILO Borrowing Base, no mandatory prepayment shall be required but the Administrative Agent shall have the right to implement a FILO Reserve.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the ABL Commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary prepayments may not be made with respect to any outstanding Incremental Last-Out Facility unless the Payment Conditions have been satisfied after giving effect to such prepayment.

Voluntary prepayments of the FILO Facility may be made, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, and so long as the Payment Conditions shall have been satisfied after giving effect to any such prepayment.

Conditions to Initial Borrowing:	The availability of the Facilities on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Commitment Letter (subject to the Certain Funds Provisions), (b) subject to the Certain Funds Provisions, the accuracy of representations and warranties in the ABL Facility Documentation in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, be true and correct in all respects) and (c) the conditions set forth in Exhibit C to the Commitment Letter.

Conditions to Subsequent Borrowings under the ABL Facility:	After the Closing Date, the making of each extension of credit under the ABL Facility (except, in the case of clauses (b) and (c) below, in connection with incurrences under Incremental ABL Facilities or Incremental Last-Out Facilities as described above under the heading “Incremental Facilities”) shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, be true and correct in all respects), (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (d) availability under the Borrowing Base.

ABL Facility Documentation:	The definitive financing documentation for the ABL Facility and the FILO Facility (the “ABL Facility Documentation”) shall be drafted initially by counsel for the Sponsor and shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the Facilities and the pre-closing requirements of the Merger Agreement and (ii) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the ABL Facility Documentation shall be substantially consistent with, and no less favorable than, the Ultimate Parent’s existing ABL credit facility (as in effect on the date hereof) (the “ABL Facility Precedent Documentation”) (and the related U.S. security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith); provided that such ABL Facility Precedent Documentation shall be further modified by the terms set forth herein and, subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the ABL Facility Precedent Documentation, (v) modifications consistent with, and no less favorable to the Borrower than, the Company’s Existing Credit Facility and (vi) modifications to reflect reasonable administrative agency and operational requirements of the Administrative Agent and consistent with similar transactions of such agent, including the addition of the FILO Facility (which will be on terms no less favorable to the Borrower than the existing FILO facility of the Company) (collectively, the “ABL Facility Documentation Considerations”).

Limited Condition Acquisition:	The limited condition acquisition (any such acquisition, a “Limited Condition Acquisition”) provisions to be set forth in the ABL Facility Documentation shall be substantially consistent with, and no less favorable to the Borrower than, those set forth in ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

Representations and Warranties:	The representations and warranties to be set forth in the ABL Facility Documentation shall be substantially consistent with, and no less favorable to the Borrower than, those set forth in ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

Affirmative Covenants:

The affirmative covenants to be set forth in the ABL Facility Documentation shall be substantially consistent with, and no less favorable to the Borrower than, those set forth in ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

Notwithstanding the foregoing or anything to the contrary herein:

The Borrower will deliver annual and quarterly financial statements and, at any time after the date on which Excess Availability is less than the greater of an amount to be agreed and a percentage of the Maximum ABL Borrowing Amount to be agreed, monthly financial statements, at such times to be agreed; and

The Administrative Agent may conduct up to one (1) field examination and one (1) inventory appraisal (each at the expense of the Borrower) during any calendar year (with an additional field exam and inventory appraisal during the same calendar year, in each case, at the expense of the Lenders or the Administrative Agent); provided that (X) at any time after the date on which Specified Excess Availability has been less than the greater of an amount to be agreed and a percentage of the Maximum ABL Borrowing Amount to be agreed for five consecutive business days, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) two (2) times during such calendar year or (Y) at any time during the continuation of a Specified Event of Default, field examinations and inventory appraisals, may be conducted (at the expense of the Borrower) as frequently as reasonably determined by the Administrative Agent in its Permitted Discretion. In addition, the Administrative Agent may conduct up to one (1) appraisal of all eligible real estate included in the Borrowing Base and up to one (1) appraisal of FF&E, per year.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries and, with respect to the passive holding company covenant, Holdings), which shall take into account exceptions and baskets consistent with the ABL Facility Precedent Documentation after giving effect to the ABL Facility Documentation Considerations:

a)  limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Facilities (including the Incremental ABL Facilities and Incremental Last-Out Facilities), and in each case any permitted refinancing thereof), (ii) non-speculative hedging arrangements and cash management arrangements, (iii) any indebtedness assumed in connection with the Acquisition on the Closing Date which remains outstanding and is permitted to remain outstanding under the Merger Agreement, all of which indebtedness shall be scheduled, (iv) indebtedness incurred and/or assumed on the terms set forth in the third succeeding paragraph (regarding debt assumed or incurred in connection with Permitted Acquisitions), (v) purchase money indebtedness and capital leases up to an amount not to exceed the greater of a dollar amount to be agreed and the corresponding EBITDA grower plus capital leases or purchase money indebtedness scheduled on the

Closing Date, (vi) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (vii) a general debt basket in an amount equal to the greater of a dollar amount to be agreed and the corresponding EBITDA grower (the “General Debt Basket”) and which may be secured to the extent permitted by exceptions to the lien covenant, (viii) a non-guarantor debt basket in an amount equal to the greater of a dollar amount to be agreed and the corresponding EBITDA grower, (ix) Permitted Ratio Debt (as defined in the ABL Precedent Documentation (with the incurrence ratios set forth therein being modified in a manner to be agreed); provided that (x) such indebtedness shall mature on or after the latest maturity date under ABL Facility Documentation and such indebtedness shall not have any amortization payments scheduled to occur prior to the latest maturity date under the ABL Facility Documentation (other than customary amortization payments), and (y) the aggregate amount of indebtedness incurred under this clause (ix) by non-guarantor restricted subsidiaries shall not exceed an amount equal to the greater of a dollar amount to be agreed and the corresponding EBITDA grower), (x) unlimited unsecured debt incurrence subject to pro forma compliance with the Payment Conditions (provided that such indebtedness shall not mature prior to the maturity date of the Facilities) and (xi) other customary exceptions to be agreed;

b)  limitations on liens (which shall permit among other things, liens securing (i) the Facilities (including the Incremental ABL Facilities and Incremental Last-Out Facilities), (ii) debt incurred and/or assumed (not in contemplation thereof) in connection with a Permitted Acquisition on the terms set forth below in the third succeeding paragraph, (iii) permitted purchase money indebtedness or capital leases, (iv) a general lien basket equal to the General Debt Basket so long as liens on Collateral are junior to the liens securing the ABL Facility and such liens are subject to a customary intercreditor that will be attached as an exhibit to the ABL Facility (a “ABL Customary Intercreditor Agreement”), (v) a non-guarantor lien basket securing obligations of non-guarantor subsidiaries and limited to assets or property of such non-guarantor subsidiaries and (vi) an unlimited basket for liens on Collateral, if such liens are subject to an ABL Customary Intercreditor Agreement, and at the time of the incurrence thereof, the Senior Secured Leverage Ratio (defined in a manner consistent with the ABL Facility Precedent Documentation.), calculated on a pro forma basis, shall be no greater than a level to be agreed;

c)  limitations on fundamental changes (which shall permit unlimited Permitted Acquisitions consummated as permitted mergers or consolidations);

d)  limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted on the terms set forth in the fourth succeeding paragraph);

e)  limitations on investments and acquisitions (which shall permit (i) unlimited investments in the Borrower and its restricted subsidiaries; provided that investments in non-guarantor subsidiaries shall be subject to a cap not to exceed the greater of a dollar amount to be agreed and the corresponding

EBITDA grower plus additional unlimited amounts so long as the Payment Conditions are satisfied on a pro forma basis, (ii) investments in connection with the Transactions, (iii) a general investment basket equal to the greater of a dollar amount to be agreed, (iv) an unrestricted subsidiary investment basket in an amount to be agreed and similar business investment basket and (v) unlimited Permitted Acquisitions and other investments when the Payment Conditions are satisfied); provided that investments consisting of intellectual property to non-Loan Party subsidiaries shall be subject to customary license provisions in favor of the Administrative Agent;

f)   limitations on dividends or distributions on, or redemptions of, the Borrower’s (or any of its direct or indirect parent company’s) equity (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the taxable income of the Borrower or its restricted subsidiaries and are net of payments already made by the Borrower, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent not to exceed an amount to be agreed in any fiscal year and for the payment of franchise or similar taxes, (iii) as long as no payment or bankruptcy event of default then exists or would arise therefrom, customary distributions necessary to pay (A) Sponsor advisory, refinancing, subsequent transaction and exit fees in accordance with the management agreement as in effect on the Closing Date and taxes and other overhead expenses of direct and indirect parents thereof attributable to the ownership of the Borrower and its restricted subsidiaries, (iv) Permitted IPO Distributions (to be defined consistently with the ABL Facility Precedent Documentation); provided that no payment or bankruptcy event of default shall have occurred and be continuing or would occur as a result therefrom, (v) dividends, distributions or redemptions in connection with the Transactions and dividends, distributions or redemptions with proceeds of qualified equity issuances, (vi) equal to a dollar amount to be agreed so long as no event of default shall have occurred and be continuing (the “General RP Basket”), (vii) other exceptions consistent with the ABL Facility Precedent Documentation and (viii) additional dividends, distributions or redemptions, subject only to compliance with the Payment Conditions;

g)  limitations on prepayments, purchases or redemptions of any any material, unsecured or contractually subordinated indebtedness for borrowed money or junior lien debt for borrowed money exceeding a principal amount to be agreed (“Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for other Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged (provided that such refinancing or exchange indebtedness for subordinated indebtedness shall be subordinated indebtedness), (ii) conversion of Junior Debt to common or “qualified preferred” equity and the prepayment, purchase or redemption of Junior Debt with the proceeds of qualified equity issuances, (iii) the General RP Basket so long as no event of default shall have occurred and be continuing, (iv) other exceptions consistent with the ABL Facility Precedent Documentation and (v) unlimited prepayments, purchases or redemptions of Junior Debt when the Payment Conditions are satisfied;

h)  limitations on negative pledge clauses; and

i)   limitations on transactions with affiliates.

In addition, Holdings will be subject to a covenant relating to its passive holding company status consistent with ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations.

The Borrower or any restricted subsidiary will be permitted to make acquisitions (along with investments necessary to consummate such acquisition) of persons that become restricted subsidiaries (but are not required to become Guarantors) or of assets (including assets constituting a business unit, line of business or division) or capital stock (each, a “Permitted Acquisition”) subject to the same terms and conditions as those set forth in the ABL Facility Precedent Documentation.

The Borrower or any restricted subsidiary will be permitted to incur and/or assume indebtedness in connection with a Permitted Acquisition on the same terms and conditions set forth in the ABL Facility Precedent Documentation (provided that the incurrence ratios set forth therein shall be modified to take into account the consummation of the Transactions).

“Payment Conditions” shall mean the following: (i) no Specified Event of Default exists or would arise after giving effect to the relevant transactions, (ii) pro forma compliance for the four fiscal quarters most recently preceding such transaction or payment for which financial statements have been delivered with a Fixed Charge Coverage Ratio of at least 1.00:1.00 and (iii) the Borrower’s having Specified Excess Availability in excess of the greater of (x) a percentage of the Maximum ABL Borrowing Amount to be agreed and (y) an amount to be agreed (except for acquisitions, investments, debt incurrence and the prepayments of ABL Junior Debt, which shall be (x) a percentage of the Maximum ABL Borrowing Amount to be agreed and (y) an amount to be agreed, in each case, on a pro forma basis immediately after giving effect to such transaction; provided however that the condition set forth in clause (ii) shall not be applicable if the Borrower has Specified Excess Availability in excess of the greater of (x) a percentage of the Maximum ABL Borrowing Amount to be agreed and (y) an amount to be agreed (except for acquisitions, investments, debt incurrence and prepayments of ABL Junior Debt, which shall be the greater of (x) a percentage of the Maximum ABL Borrowing Amount to be agreed and (y) an amount to be agreed), in each case, on a pro forma basis immediately after giving effect to such transaction.

For the purposes of testing compliance with the Payment Conditions, Specified Excess Availability will be based on the daily Specified Excess Availability for each of the thirty days immediately prior to the testing of the applicable Payment Condition.

The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the ABL Facility Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof; provided that dispositions consisting of intellectual property shall be subject to customary license provisions in favor of the Administrative Agent, and dispositions above a certain threshold shall require delivery of an updated borrowing base certificate.

Financial Covenant:

If Specified Excess Availability (as defined below) shall be less than a percentage of the Maximum ABL Borrowing Amount to be agreed (calculated without giving effect to the FILO Reserve) (such amount, the “Covenant Trigger”) and until Specified Excess Availability is greater than or equal to the Covenant Trigger for twenty consecutive calendar days (such period, a “Compliance Period”), the Borrower shall comply on a quarterly basis with a Fixed Charge Coverage Ratio (as defined in the ABL Facility Precedent Documentation (taking into account the ABL Facility Documentation Considerations) of at least 1.00 to 1.00 on a trailing four quarter basis and tested (i) immediately upon trigger based on the most recently completed fiscal quarter for which financial statements have been delivered (or required to be delivered) and (ii) on the last day of each subsequently completed fiscal quarter of the Borrower ending during a Compliance Period for which financial statements have been delivered (or required to be delivered); provided, however, that for the purposes of calculating the Fixed Charge Coverage Ratio when determining whether the condition set forth in clause (i) in the definition of “Payment Conditions” above is satisfied in connection with making dividends, the denominator (as set forth in clause (y) in the definition of “Fixed Charge Coverage Ratio” above) shall also include on a pro forma basis the actual amount of cash dividends actually being made at such time plus any other dividends made during the applicable twelve month period and through such date of determination.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower within 10 business days of the Covenant Trigger or otherwise after the beginning of the most recently ended fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); subject solely to following conditions: (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount expected to be required to cause the Borrower to be in pro forma compliance with the Financial Covenant specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the Facilities, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the ABL Facility Documentation other than for determining compliance with the Financial Covenant and (e) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant unless such proceeds are actually applied to prepay indebtedness. The ABL Facility Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made but the Borrower shall not be permitted to borrow during such period.

“Consolidated EBITDA” shall be defined in a manner with the definition of “Adjusted EBITDA” set forth in ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

“Specified Excess Availability” shall be defined in a manner to be agreed and consistent with the ABL Facility Precedent Documentation.

Unrestricted Subsidiaries:	The ABL Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (b) pro forma compliance with the Payment Conditions (unless the general investment basket is utilized in connection with such designation). Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the ABL Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated EBITDA or compliance with the covenants contained in the ABL Facility Documentation.

Events of Default:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only and with respect to certain customary events of default, Holdings): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants to a thirty day grace period (other than (a) notices of default and maintenance of the Borrower’s existence, (b) material misrepresentation of the Borrowing Base calculation (subject to a two business day cure period) and failure to deliver a Borrowing Base Certificate (which, in the case of monthly certificates, is subject to a five business day grace period or, in the case of weekly certificates, is subject to a two business day grace period) and (c) breach of the cash management provisions (which is subject to a three business day grace period but with no grace period during a cash dominion period))); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to indebtedness of an amount in excess of an amount to be agreed; bankruptcy or other similar events of Holdings, or the Borrower or its material restricted subsidiaries (with a sixty day grace period for involuntary events); monetary judgments of an amount in excess of an amount to be agreed; ERISA or similar events; actual or asserted invalidity of material Guarantees or security documents or any interest in Collateral; and change of control (to include a pre- and post-initial public offering provision).

Voting:

Amendments and waivers of the ABL Facility Documentation will require the approval of Lenders holding more than the sum of (x) 50% of the aggregate amount of the ABL Loans and unfunded ABL Commitments and (y) 50% of the aggregate amount of the FILO Loans (the “Required Lenders”), and, in addition, (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental ABL Facility to which such Lender has agreed) such Lender (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness in principal), interest (other than the waiver of default interest) or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or the date for the payment of interest or fees, (ii) the consent of 100% of the applicable Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the Guarantors or releases of all or substantially all of the Collateral, (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided, (iv) the consent of 100% of the Lenders shall be required for increases in advance rates under the definition of Borrowing Base and FILO Borrowing Base (provided that the foregoing shall not impair the ability of the Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base and FILO Borrowing Base assets in its Permitted Discretion), (v) the consent of 100% of the Lenders shall be required for changes to the sharing provisions, payment waterfall and lien subordination provisions and (vi) the consent of a supermajority (66.7%) of the Lenders shall be required for any changes to the Borrowing Base and FILO Borrowing Base definitions or the component definitions thereof which result in increased borrowing availability.

The ABL Facility Documentation shall contain customary provisions for replacing or terminating the commitments of Defaulting Lenders, non-extending Lenders, Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility and the FILO Facility shall have consented thereto.

Cost and Yield Protection:	The cost and yield protection provisions to be set forth in the ABL Facility Documentation shall be substantially consistent with those set forth in ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

Defaulting Lenders:	The defaulting lender provisions to be set forth in the ABL Facility Documentation shall be substantially consistent with those set forth in ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

Assignments and Participations:

The Lenders will be permitted to assign (other than to Disqualified Lenders (with the list of Disqualified Lenders being made available upon the request thereof and prospective assignees and each assignee being required to represent that it is not a Disqualified Lender (x) loans and/or commitments under the ABL Facility, and loans under the FILO Facility, as applicable, with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed) and (y) loans with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy Event of Default; provided further that the Administrative Agent shall have no liability in respect of any mistaken assignment to Disqualified Lenders, which will be set forth on terms to be agreed in the ABL Facility Documentation. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $5,000,000 (or an integral multiple of $5,000,000 in excess thereof) in the case of the ABL Facility or any Incremental ABL Facilities or the FILO Facility, as applicable (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans of the applicable class.

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

Expenses and Indemnification:	The expense and indemnification provisions to be set forth in the ABL Facility Documentation shall be substantially consistent with those set forth in the ABL Facility Precedent Documentation and otherwise consistent with the ABL Facility Documentation Considerations.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	Morgan, Lewis & Bockius LLP.

EXHIBIT C

Project Echo

Summary of Additional Conditions2

The initial borrowings under the Facilities shall be subject to the following conditions, each of which will be subject to the Certain Funds Provisions:

1.

Substantially concurrently with the initial borrowing under the Facilities, the Offer Closing (as defined in the Merger Agreement) and thereafter the Merger Effective Time (as defined in the Merger Agreement) shall have occurred, in each case, in all material respects in accordance with the terms of the Merger Agreement, after giving effect to any modifications, amendments or waivers other than those modifications, amendments or waivers by you (or your affiliate) that are materially adverse to the interests of the Commitment Parties (it being understood that (a) any modification, amendment or waiver that results in a reduction in the purchase price shall not be deemed to be material and adverse to the interests of the Commitment Parties), (b) any modification, amendment or waiver that results in an increase in the Purchase Price shall not be deemed to be material and adverse to the interests of the Commitment Parties and (c) any amendment to the definition of Company Material Adverse Effect (as defined in the Merger Agreement), Company Board Recommendation (as defined in the Merger Agreement) or the “Xerox” provisions, if any, shall be deemed to be material and adverse to the interests of the Commitment Parties.

2.	[reserved].

3.

Substantially concurrently with the initial borrowing under the Facilities and the concurrent consummation of the Offer Closing (as defined in the Merger Agreement) and the Merger, in each case, as described in paragraph 1 above, (a) the Refinancing shall have been consummated and (b) the Equity Contribution shall have been consummated.

4.	Since December 31, 2017, there has not occurred any Company Material Adverse Effect (as defined in the Merger Agreement).

5.

Subject in all respects to the Certain Funds Provisions, as a condition to the availability of the Facilities all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Merger).

6.

The Administrative Agents and the Lead Arrangers shall have received at least three business days before the Closing Date all documentation and other information about the applicable Borrower and the applicable Guarantors that shall have been reasonably requested by the Administrative Agents or the Lead Arrangers in writing at least ten business days prior to the Closing Date and that the Administrative Agents and the Lead Arrangers reasonably determine is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

[2]

Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1

7.

The execution and delivery by the Borrower and the other Guarantors of the ABL Facility Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the Term Sheet and subject in all respects to the Certain Funds Provisions and the ABL Facility Documentation Considerations set forth in the Commitment Letter.

8.

The execution and delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, a solvency certificate (in the form attached hereto as Exhibit D) in each case on the form and scope delivered in connection with the closing of the transactions under the ABL Facility Precedent Agreement, delivery of a borrowing base certificate in respect of the Closing Date Borrowing Base and the Closing Date FILO Borrowing Base.

9.

The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

10.

The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries (i) since January 1, 2015, in each case, to the extent delivered pursuant to the Merger Agreement and to the extent constituting Company SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) and (ii) ended at least 90 days before the Closing Date to the extent delivered pursuant to the Merger Agreement or otherwise made publicly available and (b) unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries (i) since January 1, 2015, in each case, to the extent delivered pursuant to the Merger Agreement and to the extent constituting Company SEC Documents (as defined in the Merger Agreement as in effect on the date hereof) and (ii) ended at least 45 days before the Closing Date to the extent received pursuant to the Merger Agreement or otherwise made publicly available. The Lead Arrangers hereby acknowledge (A) receipt of (i) the financial statements referenced in clause (a)(i) and (b)(i) above and (B) that the reports filed by the Company with the Securities and Exchange Commission on Form 10-K or Form 10-Q, as applicable, shall satisfy the requirements set forth herein.

11.

The Lead Arrangers shall have received financial projections on (x) a monthly basis for the twelve month period following the Closing Date, and (y) an annual basis for each fiscal year thereafter through the maturity of the Facilities, including an income statement, balance sheet, statement of cash flow, and business assumptions for the Borrower and its restricted subsidiaries.

12.

All fees required to be paid on the Closing Date in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise agreed to by the Borrower), shall, substantially concurrently with the initial borrowing under the Facilities, have been paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

C-2

CONFIDENTIAL	EXHIBIT D

Form of Solvency Certificate

Date:

Reference is made to Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrower”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.

The sum of the liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and its subsidiaries, on a consolidated basis.

2.

The fair value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrower and its subsidiaries, on a consolidated basis.

3.	The capital of the Borrower and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.

The Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[BORROWER]

By:
Name:
Title:

D-1

SCHEDULE 1

COMMITMENTS

*	indicates “lead left” status for applicable Facility

Designation as “Lead Arranger” means sole and exclusive lead arranger and bookrunner of applicable Facility (or joint lead arranger and joint bookrunner where more than one entity is identified as Lead Arranger). Designation as “Administrative Agent” means sole and exclusive administrative agent of the applicable Facility. Designation as “Syndication Agent” means sole and exclusive Syndication Agent for the applicable Facilities (or Co-Syndication Agent where more than one entity is identified as Syndication Agent).

ABL FACILITY:

Commitment Party	Commitment Percentage/Amount	Title
Wells Fargo Bank, National Association*	100%/$1,100,000,000	Lead Arranger, Administrative Agent

FILO FACILITY:

Commitment Party	Commitment Percentage/Amount	Title
Wells Fargo Bank, National Association*	100%/$75,000,000	Lead Arranger, Administrative Agent

[Schedule I]